Exhibit 99.1

Kips Bay Medical Provides Business Update

and Reports Second Quarter 2013 Results

Minneapolis, MN, August 8, 2013 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today provided a business update and announced financial results for its second quarter ended June 29, 2013.

FDA Update

Enrollments and site activations are continuing in the Kips Bay eMESH I clinical feasibility trial.  This includes the activation of two additional U.S. sites, the Texas Heart Institute in Houston, Texas and the Emory University Hospital Heart and Vascular Center in Atlanta, Georgia.  Both sites have completed their internal review and approval processes, have received study approval from the Center for Medicare and Medicaid Services and have begun to actively recruit patients.  This brings the number of actively recruiting sites to nine as of August 1, 2013, with five in Europe and four in the United States.  Kips Bay also plans to add some additional international sites going forward.  As of August 8, 2013, 29 patients have been enrolled in the eMESH I clinical feasibility trial, up from 16 patients at the end of the first quarter of this year.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft (SVG) support using the Company’s eSVS Mesh in coronary artery bypass grafting (CABG) surgery for the U.S. Food and Drug Administration (FDA). Currently, to be eligible to participate in the eMESH I study, the patient must meet a number of specific criteria as identified in the study protocol, including having two vein graft segments which qualify for use of the eSVS® Mesh - one vein graft that receives the eSVS Mesh and one vein graft that serves as a control.

After discussions with several cardiac surgeons participating in the trial, the Company has requested a modification to the study protocol allowing the enrollment of patients with only one qualifying graft.  Based upon initial discussions with the FDA, the Company is currently implementing this modification with its European study sites and expects to modify the US protocol upon the receipt of approval from the FDA.  The first European sites are expected to be in a position to begin enrolling patients with one qualifying graft in early September.  The Company hopes to obtain FDA approval of this modification for the U.S. sites shortly thereafter.

The objective of the eMESH I clinical feasibility trial is to demonstrate the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during CABG surgery.

Operations Update

Kips Bay also announced today developments regarding its sales and marketing activities.  Initially the Company has been focused on obtaining the CE Mark and educating the international cardiac surgery community on the significant potential benefits that the eSVS Mesh offers to CABG surgery patients.  Kips Bay will now focus on driving the adoption rate for the eSVS Mesh in Europe and getting cardiac surgeons to turn to the eSVS Mesh as a standard of care on a regular basis.  To date, the Company has appropriately focused its training on the cardiac surgeon.  Going forward, in those accounts where the surgeon has already been trained, Kips Bay will focus its efforts on training the cardiac surgery support team to ensure that everyone in the operating room is trained on and comfortable with the use of the eSVS Mesh.  Management strongly believes that extending and completing this training cycle is the best way to drive adoption with accounts where the Company has already established a presence and a surgical champion for the eSVS Mesh.

As part of moving forward to this next stage in its sales and marketing activities, Kips Bay also announced today that it has expanded and strengthened its sales and marketing team by hiring Chris Borg as Director of International Sales and Ray Holloway as Director of Sales and Marketing. Both of these individuals bring to Kips Bay extensive sales and marketing experience with other similar medical device companies, including successfully building the sales of new medical device technologies.  As part of this transition, Kips Bay also announced today that the employment of Mr. Michael Reinhardt, Kips Bay’s former Vice President of Sales and Marketing, ended on July 1, 2013.

Kips Bay also announced today that, during the third quarter, it expects to attend and participate in two major European medical congresses:  The World Society of Cardio-Thoracic Surgeons (WSCTS) congress in Croatia and the European Association of Cardio-Thoracic Surgeons (EACTS) meeting in Austria.

Financial Results

Net sales in the second quarter of 2013 were $40,000, down from $57,000 in the second quarter of 2012. Gross profit was $21,000 and $32,000 in the second quarters of 2013 and 2012, respectively.  Net loss in the second quarter of 2013 was $1.5 million, or $0.06 per diluted share, compared to a net loss of $1.4 million, or $0.08 per diluted share, in the second quarter of 2012.  Net sales for the first half of 2013 were $76,000 down from $110,000 for the same period in the prior year.  During the first half of 2013, the Company’s gross margin decreased to 53.9% from 55.5% in the first half of 2012.  The net loss in the first half of 2013 was $3.0 million, or $0.11 per diluted share, compared to a net loss of $2.7 million, or $0.16 per diluted share, in the first half of 2012.  These decreases in net sales during the first half of 2013 reflect the impact of limited reimbursements available to hospitals, the limited amount of clinical data on the performance of the eSVS Mesh and the continuing effects of budget difficulties in certain European countries.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at June 29, 2013 were $7.5 million compared to $10.4 million at December 31, 2012, consistent with the Company’s anticipated burn rate for 2013. Total current assets decreased to $8.7 million at June 29, 2013 from $11.4 million at December 31, 2012. These decreases were driven primarily by the use of cash to fund operations during the first six months of 2013, and the payment, in 2013, of approximately $400,000 of costs related to the Company’s December 2012 public offering of common stock.

Current liabilities decreased from $788,000 as of December 31, 2012 to $378,000 as of June 29, 2013. This decrease is attributable primarily to the payment of costs accrued at year end related to the Company’s December 2012 public offering of common stock and in part to normal variations in the timing of the receipt and payment of vendor invoices at the end of the fiscal period.

Cash used in operations increased from $2.3 million in the first half of 2012 to $3.0 million in the first half of 2013 primarily as a result of the increase in net loss during the current year period and the payment of $400,000 of costs related to the Company’s December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly as the Company continues to pursue its international sales and marketing activities.  Research and development expenses are expected to increase as clinical study related activities increase.  The Company’s ability to maintain and improve margins is primarily dependent upon pricing of the eSVS Mesh as negotiated between the Company and its international distributors.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery.  By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. To strengthen an SVG, the eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant.  Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll up to 120 patients at eight European and four U.S. sites and further expects to use the data from this study as the basis for the filing of a request for an IDE to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States.  Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery.  Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007.  Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Conference Call

Kips Bay will host a conference call today at 9:00 a.m. Eastern Time / 8:00 a.m. Central Time to discuss its operating and financial results for the second quarter ended June 29, 2013. The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.KipsBayMedical.com (click on the link in the Investors section).  Those without internet access or those participants who wish to take part in the question-and-answer portion of the call may join the call from within the U.S. by dialing 888-713-4211; outside the U.S. dial 617-213-4864.  The access code for all callers is 18037101.

A telephone replay will be available beginning at 11:00 a.m. on August 8, 2013 and ending at 11:59 p.m. on August 15, 2013 by dialing 888-286-8010 for domestic participants and 617-801-6888 for international participants. The replay access code for all callers is 73386320.  For those who are not available to listen to the live webcast, the call will be archived for at least one year on Kips Bay’s website.

Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expects,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “estimates,” “objective,” “looking ahead,” “future,” “prospects,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s expectations regarding enrollments, site activations and other aspects of its eMESH I clinical feasibility trial; expected sales, general and administrative expenses and research and development expenses; and the safety, performance and benefits of the eSVS Mesh.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; Kips Bay’s future operating results and financial performance; market size and market acceptance of its eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for its eSVS Mesh technology and the extent of such coverage;  the development of its distribution and marketing capabilities; and its ability to attract and retain scientific, regulatory, and sales and marketing support personnel. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 29, 2013	June 30, 2012	Percent Change	June 29, 2013	June 30, 2012	Percent Change

Net sales	$40	$57	(29.8)%	$76	$110	(30.9)%
Cost of sales	(19)	(25)	(24.0)	(35)	(49)	(28.6)
Gross profit	21	32	(34.4)	41	61	(32.8)

Operating expenses:
Research and development	757	667	13.5	1,462	1,150	27.1
Selling, general and administrative	773	752	2.8	1,547	1,574	(1.7)
Total operating expenses	1,530	1,419	7.8	3,009	2,724	10.5

Other income:
Interest income	5	4	25.0	8	9	(11.1)
Net loss	$(1,504)	$(1,383)	8.7	$(2,960)	$(2,654)	11.5
Basic and diluted net loss per share	$(0.06)	$(0.08)	(25.0)	$(0.11)	$(0.16)	(31.3)
Weighted average shares outstanding—basic and diluted	26,944,065	16,342,017	64.9	26,844,369	16,293,798	64.8

Comprehensive loss	$(1,506)	$(1,382)	9.0%	$(2,963)	$(2,652)	11.7%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except per share amounts)

	June 29, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,084	$9,403
Short-term investments	5,449	947
Accounts receivable	42	31
Inventories	847	915
Prepaid expenses and other current assets	232	103
Total current assets	8,654	11,399
Property and equipment, net	426	457
Total assets	$9,080	$11,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53	$333
Accrued liabilities	325	455
Total current liabilities	378	788

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 29, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,979,079 and 26,346,079 issued and outstanding as of June 29, 2013 and December 31, 2012	270	263
Additional paid-in capital	41,245	40,655
Accumulated other comprehensive loss	(3)	—
Accumulated deficit	(32,810)	(29,850)
Total stockholders’ equity	8,702	11,068
Total liabilities and stockholders’ equity	$9,080	$11,856

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Six Months Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net loss	$(2,960)	$(2,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	26	53
Stock-based compensation	320	312
Amortization of premium on short-term investments	39	51
Other	15	17
Changes in operating assets and liabilities:
Accounts receivable	(11)	9
Inventories	68	(90)
Prepaid expenses and other current assets	(129)	(176)
Accounts payable	(280)	83
Accrued liabilities	(130)	87
Net cash used in operating activities	(3,042)	(2,308)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	1,082	2,592
Purchases of short-term investments	(5,625)	(4,220)
Purchase of property and equipment	(10)	(82)
Proceeds from the sale of property and equipment	—	2
Net cash used in investing activities	(4,553)	(1,708)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $33	276	—
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	—	135
Net cash provided by financing activities	276	135
Net decrease in cash and cash equivalents	(7,319)	(3,881)
Cash and cash equivalents at beginning of period	9,403	6,211
Cash and cash equivalents at end of period	$2,084	$2,330